EXHIBIT 99.1

Thursday, October 24, 2019

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Third Quarter Net Income

West Point, Va., October 24, 2019—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, today reported consolidated net income of $4.9 million, or $1.42 per share, for the third quarter of 2019, compared to  $5.1 million, or $1.46 per share, for the third quarter of 2018.    The Corporation reported consolidated net income of $14.5 million for the first nine months of 2019, or $4.19 per share, compared with $14.1 million, or $4.02 per share, for the first nine months of 2018. Returns on average equity (ROE) for the third quarter and first nine months of 2019 were 12.28 percent and 12.45 percent, respectively, compared to 13.81 percent and 13.02 percent for the same periods in 2018.  Return on average assets (ROA) was 1.25 percent for both the third quarter and first nine months of 2019, compared to 1.35 percent and 1.24 percent for the same periods in 2018.

Excluding merger related costs incurred in connection with the Corporation’s pending acquisition of Peoples Bankshares, Incorporated (Peoples), adjusted net income for the third quarter and first nine months of 2019 was $5.3 million, or $1.54 per share, and $14.9 million, or $4.30 per share, respectively. Adjusted ROE and adjusted ROA, which exclude merger-related costs, were 13.26 percent and 1.35 percent, respectively, for the third quarter of 2019. Adjusted ROE and adjusted ROA for the first nine months of 2019 were 12.78 percent and 1.29 percent, respectively. For more information about these financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Key highlights for the third quarter and first nine months of 2019 are as follows.  Comparisons are to the corresponding periods in the prior year unless otherwise noted.

•	Retail banking segment average gross loans increased 6.1 percent for the third quarter and 5.9 percent for the first nine months;
•

Retail banking segment operating expense was higher, primarily as a result of the addition of new talent to our commercial lending team and our investment in technology infrastructure to support continued growth;

•

Mortgage banking segment gains on sales of loans increased 82.9 percent for the third quarter and 29.6 percent for the first nine months as originations of mortgage loans reached their highest quarterly level in the third  quarter of 2019 since 2009;

•	The consumer finance segment’s annualized net charge-off ratio of 2.91 percent of average total loans for the first nine months of 2019 is lower than the first nine months of any year since 2012;
•	The consumer finance segment’s non-prime automobile loan portfolio grew by 3.4 percent during the first nine months of 2019, reversing the decline in that portfolio that occurred during 2018;
•	Loan yields at the consumer finance segment declined as it continued to expand its indirect prime lending for marine and recreational vehicles; and
•	Higher deposit and short-term interest rates resulted in higher interest expense for each of our segments.

Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation, commented, “We saw continued strong performance in the third quarter, as our adjusted net income exceeded our net income for the third quarter of 2018, which was the second highest quarterly net income in our Corporation’s history.” There were no adjustments to net income for the third quarter or first nine months of 2018.  Mr. Cherry continued, “For the first nine months of 2019, our net income of $14.5 million sets a new record, higher than the first nine months of any year in our history. On an adjusted basis, our consolidated net income increased 3.4 percent and 5.9 percent for the third quarter and first nine months of 2019, respectively, compared to the same periods in 2018. Each of our primary business segments has continued to deliver on their respective goals, including growing average loans outstanding at the retail banking segment, increasing loan production at the mortgage banking segment, and continuing improvement in asset quality while also growing loans outstanding at the consumer finance segment.  Furthermore, we are excited about our pending acquisition of Peoples and the opportunities that will bring.”

Retail Banking Segment.  C&F Bank, which comprises the retail banking segment, reported net income of $2.4 million for the third quarter of 2019, compared to net income of $3.2 million for the third quarter of 2018.  For the first nine months of 2019, C&F Bank reported net income of $7.8 million, compared to $7.9 million for the first nine months of 2018.  Retail banking segment net income for the third quarter and first nine months of 2019 included merger related expenses of $104,000 ($89,000 after income taxes).

For the third quarter of 2019, compared to the third quarter of 2018, retail banking segment net income decreased primarily as a result of (1) lower interest income on certain purchased loans, as discussed below, (2) higher operating expenses associated with C&F Bank adding new talent to its commercial lending team in the Richmond and Charlottesville markets and investing in technology infrastructure to support continued growth, (3) higher average rates on interest-bearing deposit accounts and (4) merger related expenses, which were partially offset by (1) higher average loans outstanding, which contributed to higher interest income, (2) higher interchange income and (3) lower expense associated with the FDIC insurance assessment as a result of credits available to banks with less than $10 billion in total assets.  For the first nine months of 2019, compared to the first nine months of 2018, retail banking segment net income decreased primarily as a result of (1) higher operating expenses as discussed above, (2) higher average rates on interest-bearing deposit accounts, (3) lower service charges on deposit accounts resulting from fewer overdraft fees charged and (4) merger related expenses, which were partially offset by (1) higher average loans outstanding and higher yields on loans, which contributed to higher interest income, (2) higher interchange income and (3) lower expense associated with the FDIC insurance assessment.

The recognition of interest income on purchased credit impaired (PCI) loans is based on management’s expectation of future payments of principal and interest. Certain PCI loans have paid off earlier than expected during 2019 and 2018, affecting the recognition of interest income as repayments occur. Interest income recognized on PCI loans was $985,000 and $2.7 million for the third quarter and first nine months of 2019, respectively, compared to $1.5 million and $2.9 million for the third quarter and first nine months of 2018, respectively.

Average loans increased $44.6 million or 6.1 percent for the third quarter of 2019 and $42.9 million or 5.9 percent for the first nine months of 2019, compared to the same periods in 2018,  primarily due to growth in the commercial business lending, acquisition and development, and commercial real estate segments of the loan portfolio. C&F Bank’s total nonperforming assets were $2.1 million at September  30, 2019, compared to $1.7 million at December 31, 2018. Nonperforming assets at September 30, 2019 included $1.1 million in other real estate owned, compared to $246,000 at December 31, 2018, and $950,000 in nonaccrual loans, compared to $1.5 million at December 31, 2018.    As previously announced, C&F Bank consolidated its Bellgrade branch in Midlothian, Virginia into a nearby branch in the third quarter of 2019, and reclassified $835,000 of land and buildings into other real estate owned.

Mortgage Banking Segment.  C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $1.2 million for the third quarter of 2019, compared to net income of $490,000 for the third quarter of 2018.  For the first nine months of 2019, C&F Mortgage Corporation reported net income of $3.0 million, compared to net income of $1.7 million for the first nine months of 2018.

The increase in net income of the mortgage banking segment for the third quarter and first nine months of 2019 compared to the same periods in 2018 was due primarily to higher gains on sales of loans, resulting from higher loan production, which was partially offset by higher compensation expense related to higher loan volume. Mortgage loan originations for the mortgage banking segment were $286.9 million and $672.4 million in the third quarter and first nine months of 2019, respectively, compared to $191.1 million and $538.7 million for the same periods in 2018. Loan production for the third quarter of 2019 was the highest reported by the mortgage banking segment for any fiscal quarter since the second quarter of 2009 when home sales were supported by a  federal income tax credit for first-time home buyers.  Lower interest rates on mortgage loans have contributed to an increase in volume in the mortgage industry in the third quarter and first nine months of 2019 compared to the same periods in 2018.

Consumer Finance Segment.  C&F Finance Company, which comprises the consumer finance segment, reported net income of $1.9 million for the third quarter of 2019, compared to net income of $1.8 million for the third quarter of 2018.   For the first nine months of 2019, C&F Finance Company reported net income of $5.1 million, compared to net income of $5.4 million for the first nine months of 2018.

Factors having a favorable effect on the net income of C&F Finance Company for the third quarter and first nine months of 2019 compared to the same periods in 2018 included a decline in the provision for loan losses of $600,000 and $1.8 million, respectively, as a result of lower charge-offs and improving credit quality of the portfolio, as discussed below. Factors having an unfavorable effect on the net income of C&F Finance Company for the same periods included (1) lower loan yields resulting from competition in the non-prime automobile loan business and the acquisition of automobile loan contracts with higher credit metrics and lower interest rates, as well as relatively lower yields on prime marine and recreational vehicle (RV) loans, and (2) higher-cost variable-rate borrowings resulting from increases in short-term interest rates since the first quarter of 2018.

The annualized net charge-off ratio for the first nine months of 2019 decreased to 2.91 percent  from 3.84 percent for the first nine months of 2018. The decline reflects a lower number of charge-offs during 2019 as a result of C&F Finance Company’s purchasing automobile loan contracts with higher credit metrics beginning in 2016.  At September  30, 2019, total delinquent loans as a percentage of total loans was 3.48 percent, compared to 4.76 percent at December 31, 2018 and 4.30 percent at September  30, 2018.   The allowance for loan losses was $22.2 million, or 7.09 percent of total loans at September  30, 2019, compared to $23.0 million, or 7.77 percent of total loans at December 31, 2018.  The decrease in the level of the allowance for loan losses as a percentage of total loans was primarily due to lower net charge-offs on non-prime automobile loans.  At September  30, 2019, compared to December 31, 2018, the higher composition within the consumer finance segment’s loan portfolio of prime marine and RV loans accounted for approximately 15 basis points of the 68 basis points decrease in the ratio of the allowance for loan losses to total loans.

Acquisition of Peoples Bankshares, Incorporated.  On August 13, 2019, the Corporation announced its agreement to acquire Peoples and its banking subsidiary, Peoples Community Bank.  Completion of the merger is subject to certain conditions, including approval of the transaction by appropriate federal and state banking regulatory agencies and approval of the transaction by the Peoples shareholders.  Upon completion of the merger, which is expected to occur in early 2020, shareholders of Peoples will receive 0.5366 shares of the Corporation’s common stock and $27.00 in cash for each share of Peoples common stock.  In the third quarter and first nine months of 2019, the Corporation recorded merger related expenses of $409,000 ($389,000 after income taxes) in connection with its acquisition of Peoples, of which $104,000 ($89,000 after income taxes) was allocated to the retail banking segment and the remainder was recorded as a holding company expense.  The Corporation estimates that it will incur aggregate merger related costs of approximately $2.0 million.

Capital and Dividends.  The Corporation declared a quarterly cash dividend of 37 cents per share during the third quarter of 2019, which was paid on October 1, 2019.  This dividend represents a payout ratio of 26.1 percent of earnings per share for the third quarter of 2019.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

In May 2019, the Board of Directors authorized a program, effective June 1, 2019, to repurchase up to $5.0 million of the Corporation’s common stock through May 31, 2020.  During the third quarter of 2019, the Corporation repurchased 21,337 shares of its common stock at an average price of $51.23 per share.  As of September  30, 2019, the Corporation has made aggregate common stock repurchases of $1.7 million under the share repurchase program.

The acquisition of Peoples is expected to generate goodwill and other intangible assets that will be excluded from the regulatory capital of C&F Bank, which may result in a decrease in C&F Bank’s regulatory capital ratios.  C&F Bank expects that it will remain well-capitalized following the completion of the merger.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $52.56 per share on October 23, 2019.  At September  30, 2019, the book value of the Corporation was $47.34 per share.

C&F Bank operates 25 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile,  marine and RV loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted ROE, adjusted ROA, tangible book value per share, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provide meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income.  The non-GAAP measures used by management enhance comparability by excluding the effects of (1) items that do not reflect ongoing operating performance, including non-recurring gains or charges (2) balances of intangible assets, including goodwill, that vary significantly between institutions, and (3) tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future financial performance, expected timing and impacts of the Corporation’s pending acquisition of Peoples, strategic business initiatives and the anticipated effects thereof, including the expansion of the indirect lending program to include marine and recreational vehicles, margin compression, technology initiatives, asset quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels,  and slowdowns in economic growth, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and C&F Bank, (5) the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Act) and changes in the effect of the Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties and the economy in general, (15) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s branch and market expansions and technology initiatives, (21) cyber threats, attacks or events, (22) expansion of C&F Bank’s product offerings, (23) accounting principles, policies and guidelines, and elections by the Corporation thereunder, and (24) the ability of the Corporation and the Bank to realize the anticipated benefits of the pending acquisition of Peoples. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, the Corporation’s Registration Statement on Form S-4 filed with the SEC on September 27, 2019 and all amendments and supplements thereto, and other reports filed with the SEC.

IMPORTANT INFORMATION ABOUT THE PENDING MERGER AND WHERE TO FIND IT

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of the Corporation or a solicitation of any vote or approval.  The Corporation has filed with the SEC a registration statement on Form S-4 regarding the proposed merger of Peoples into the Corporation to register the shares of the Corporation’s common stock to be issued to the shareholders of Peoples. The registration statement includes a proxy statement/prospectus, which will be sent to the shareholders of Peoples in advance of its special meeting of shareholders that will be held to consider the proposed transaction.  Before making any voting or investment decision investors and security holders are urged to read the proxy statement/prospectus and any other relevant documents to be filed with the SEC in connection with the proposed transaction because they contain important information about the Corporation, Peoples and the proposed transaction. Shareholders are also urged to carefully review the Corporation’s public filings with the SEC, including, but not limited to, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements. Investors and security holders may obtain a free copy of these documents (when available) through the website maintained by the SEC at www.sec.gov. These documents may also be obtained, without charge, from the Corporation at www.cffc.com under the tab “Investor Relations” or by directing a request to C&F Financial Corporation, 3600 La Grange Parkway, Toano, Virginia 23168, Attn.: Investor Relations. The information on the Corporation’s website is not, and shall not be deemed to be, a part of this press release or incorporated into other filings the Corporation makes with the SEC.

The Corporation, Peoples and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Peoples in connection with the proposed transaction. Information about the directors and executive officers of the Corporation is set forth in the Corporation’s proxy statement in connection with its annual meeting of shareholders, as previously filed with the SEC on March 8, 2019. Information about ownership of the Corporation’s common stock by the Corporation’s directors and officers, and about Peoples directors and officers and ownership of Peoples’ common stock by them, is set forth in the proxy statement/prospectus regarding the proposed transaction. Additional information regarding the interests of these participants and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	9/30/2019	12/31/2018	9/30/2018
	(unaudited)	*	(unaudited)
Interest-bearing deposits in other banks	$134,871	$100,875	$96,709
Investment securities - available for sale, at fair value	190,869	214,910	217,114
Loans held for sale, at fair value	98,357	41,895	45,979
Loans, net:
Retail Banking segment	761,236	752,063	723,552
Mortgage Banking segment	2,582	2,881	2,493
Consumer Finance segment	291,502	273,153	276,378
Restricted stock, at cost	3,257	3,247	3,247
Total assets	1,619,381	1,521,411	1,499,604
Deposits	1,248,580	1,181,661	1,158,455
Repurchase agreements	16,859	14,917	15,030
Borrowings	144,801	144,774	144,766
Total equity	162,061	151,958	149,659

________________________

*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Nine Months Ended
Results of Operations	9/30/2019	9/30/2018	9/30/2019	9/30/2018
	(unaudited)		(unaudited)
Interest income	$23,992	$23,691	$71,219	$69,086
Interest expense	3,769	2,803	10,724	8,043
Provision for loan losses:
Retail Banking segment	-	-	110	-
Mortgage Banking segment	-	-	-	-
Consumer Finance segment	1,800	2,400	5,895	7,700
Noninterest income:
Gains on sales of loans	3,205	1,752	8,296	6,399
Other	5,025	4,875	15,239	13,915
Noninterest expenses:
Salaries and employee benefits	11,730	10,967	35,132	32,773
Other	8,572	7,707	24,396	23,201
Income tax expense	1,466	1,340	3,999	3,620
Net income	4,885	5,101	14,498	14,063
Net income attributable to C&F Financial Corporation	4,880	5,101	14,494	14,063
Earnings per share - basic and diluted	1.42	1.46	4.19	4.02

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	22,260	21,679	65,514	63,135
Interest income on securities-FTE	1,412	1,670	4,528	4,980
Total interest income-FTE	24,132	23,876	71,673	69,659
Net interest income-FTE	20,363	21,073	60,949	61,616

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The		For The
	Quarter Ended		Nine Months Ended
Segment Information	9/30/2019	9/30/2018	9/30/2019	9/30/2018
	(unaudited)		(unaudited)
Net Income (Loss)
Retail Banking	$2,393	$3,158	$7,754	$7,914
Mortgage Banking	1,210	490	2,959	1,704
Consumer Finance	1,901	1,769	5,135	5,423
Other	(619)	(316)	(1,350)	(978)
Mortgage loan originations - Mortgage Banking	286,861	191,062	672,442	538,704
Mortgage loans sold - Mortgage Banking	277,642	200,137	617,457	548,109

	For The		For The
	Quarter Ended		Nine Months Ended
Average Balances	9/30/2019	9/30/2018	9/30/2019	9/30/2018
	(unaudited)		(unaudited)

Interest-bearing deposits in other banks	$94,625	$112,071	$100,495	$123,208
Investment securities - available for sale, at amortized cost	194,116	221,893	204,040	221,153
Loans held for sale, at fair value	82,156	47,948	56,202	40,312
Loans:
Retail Banking segment	778,503	733,932	774,642	731,785
Mortgage Banking segment	3,136	3,244	3,348	3,329
Consumer Finance segment	312,934	298,332	304,340	294,961
Restricted stock, at cost	3,257	3,316	3,254	3,324
Total earning assets	1,468,727	1,420,736	1,446,321	1,418,072
Total assets	1,566,302	1,513,044	1,542,055	1,509,527

Time, checking and savings deposits	925,421	894,348	919,765	908,644
Borrowings	160,340	166,295	159,963	166,763
Total interest-bearing liabilities	1,085,761	1,060,643	1,079,728	1,075,407
Noninterest-bearing demand deposits	286,211	276,555	275,269	263,037
Total equity	159,106	147,704	155,254	143,942

Asset Quality	9/30/2019	12/31/2018	9/30/2018
	(unaudited)	*	(unaudited)
Retail Banking
Loans, excluding purchased and affiliate loans	$739,709	$723,779	$694,036
Purchased performing loans[1]	31,327	36,874	38,166
Purchased credit impaired loans[1]	578	1,835	2,148
Total loans	$771,614	$762,488	$734,350

Total nonaccrual loans[2]	$950	$1,464	$2,716
Other real estate owned (OREO)[3]	1,103	246	188
Total nonperforming assets	$2,053	$1,710	$2,904

Accruing loans past due for 90 days or more	$732	$324	$581

Troubled debt restructurings (TDRs)[2]	$4,528	$5,451	$6,956

Allowance for loan losses (ALL)	$10,378	$10,425	$10,798
Nonperforming assets to loans and OREO	0.27%	0.22%	0.40%
ALL to total loans, excluding purchased credit impaired loans	1.35%	1.37%	1.47%
ALL to total nonaccrual loans	1,092.42%	712.09%	397.57%
Annualized net charge-offs to average loans	0.03%	0.06%	-%

Mortgage Banking
Nonaccrual loans	$34	$37	$37
Total Loans	$3,180	$3,479	$3,091
ALL	$598	$598	$598
Nonperforming loans to total loans	1.07%	1.06%	1.20%
ALL to loans	18.81%	17.19%	19.35%

Consumer Finance
Nonaccrual loans	$527	$712	$1,025
Repossessed automobiles available for sale	$369	$371	$331
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$313,744	$296,153	$299,941
ALL	$22,242	$23,000	$23,563
Nonaccrual loans to total loans	0.17%	0.24%	0.34%
ALL to total loans	7.09%	7.77%	7.86%
Annualized net charge-offs to average total loans	2.91%	4.14%	3.84%

________________________

*Derived from audited consolidated financial statements.

[1]

Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for the purchased performing loans was $1.6 million at 9/30/19, $1.9 million at 12/31/18 and $2.0 million at 9/30/18. The remaining discount for the purchased credit impaired loans was $6.1 million at 9/30/19, $7.9 million at 12/31/18 and $8.1 million at 9/30/18.

[2]	Total nonaccrual loans include nonaccrual TDRs of $256,000 at 9/30/19, $166,000 at 12/31/18 and $1.2 million at 9/30/18.
[3]	Includes $835,000 at 9/30/19 related to the land and buildings of the Bellgrade branch, which was consolidated into a nearby branch in the third quarter of 2019.

	As Of and For The		As Of and For The
	Quarter Ended		Nine Months Ended
Other Data and Ratios	9/30/2019	9/30/2018	9/30/2019	9/30/2018
	(unaudited)		(unaudited)
Annualized return on average assets	1.25%	1.35%	1.25%	1.24%
Annualized return on average equity	12.28%	13.81%	12.45%	13.02%
Annualized net interest margin	5.50%	5.88%	5.63%	5.81%
Dividends declared per share	$0.37	$0.36	$1.11	$1.04
Weighted average shares outstanding - basic and diluted	3,430,298	3,503,371	3,459,191	3,502,550
Market value per share at period end	$52.66	$58.75	$52.66	$58.75
Book value per share at period end	$47.34	$42.72	$47.34	$42.72
Price to book value ratio at period end	1.11	1.38	1.11	1.38
Tangible book value per share at period end[1]	$42.85	$38.25	$42.85	$38.25
Price to tangible book value ratio at period end[1]	1.23	1.54	1.23	1.54
Annualized price to earnings ratio at period end	9.31	10.17	9.30	10.95

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	9/30/2019	12/31/2018	Requirements[3]
	(unaudited)	*
C&F Financial Corporation[1]
Total capital (to risk-weighted assets)	14.9%	15.2%	8.0%
Tier 1 capital (to risk-weighted assets)	13.7%	14.0%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	11.7%	11.9%	4.5%
Tier 1 capital (to average assets)	11.3%	11.3%	4.0%

C&F Bank[2]
Total capital (to risk-weighted assets)	14.7%	15.1%	8.0%
Tier 1 capital (to risk-weighted assets)	13.4%	13.8%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	13.4%	13.8%	4.5%
Tier 1 capital (to average assets)	11.1%	11.2%	4.0%

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* Derived from audited consolidated financial statements.

1The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies.  The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

2All ratios at September  30, 2019 are estimates and subject to change pending regulatory filings.  All ratios at December  31, 2018 are presented as filed.

3The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands, except for share and per share data)

	For The		For The
	Quarter Ended		Nine Months Ended
	9/30/2019	9/30/2018	9/30/2019	9/30/2018
Adjusted Net Income and Earnings Per Common Share	(unaudited)		(unaudited)
Net income, as reported	$4,885	$5,101	$14,498	$14,063
Merger-related costs	409	-	409	-
Related income taxes	(20)	-	(20)	-
Adjusted net income	$5,274	$5,101	$14,887	$14,063

Weighted average common shares - basic and diluted	3,430,298	3,503,371	3,459,191	3,502,550

Earnings per share - basic and diluted
Earnings per share - basic and diluted, as reported	$1.42	$1.46	$4.19	$4.02
Adjusted earnings per share - basic and diluted	$1.54	$1.46	$4.30	$4.02

Adjusted Return on Average Equity (ROE)
Average shareholders' equity, as reported	$159,106	$147,704	$155,254	$143,942

Annualized ROE, as reported	12.28%	13.81%	12.45%	13.02%
Adjusted annualized ROE	13.26%	13.81%	12.78%	13.02%

Adjusted Return on Average Assets (ROA)
Average assets, as reported	$1,566,302	$1,513,044	$1,542,055	$1,509,527

Annualized ROA, as reported	1.25%	1.35%	1.25%	1.24%
Adjusted annualized ROA	1.35%	1.35%	1.29%	1.24%

Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$22,254	$21,673	$65,497	$63,116
FTE adjustment	6	6	17	19
FTE interest income on loans	$22,260	$21,679	$65,514	$63,135

Interest income on securities	$1,278	$1,491	$4,091	$4,426
FTE adjustment	134	179	437	554
FTE interest income on securities	$1,412	$1,670	$4,528	$4,980

Total interest income	$23,992	$23,691	$71,219	$69,086
FTE adjustment	140	185	454	573
FTE interest income	$24,132	$23,876	$71,673	$69,659

Net interest income	$20,223	$20,888	$60,495	$61,043
FTE adjustment	140	185	454	573
FTE net interest income	$20,363	$21,073	$60,949	$61,616

Tangible Book Value Per Share
Book value per share	$47.34	$42.72	$47.34	$42.72
Effect of excluding goodwill and other intangible assets	(4.49)	(4.47)	(4.49)	(4.47)
Tangible book value per share	$42.85	$38.25	$42.85	$38.25

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[1]	Assuming a tax rate of 21%.